April 2, 2020
HollyFrontier Corporation Announces New Chief Operating Officer
DALLAS--(BUSINESS WIRE)-- HollyFrontier Corporation (NYSE: HFC) ("HollyFrontier") announced today that Timothy Go will join HollyFrontier as Executive Vice President and Chief Operating Officer effective July 2020 after leaving from his current role. Mr. Go brings more than 30 years of operating experience serving in executive-level roles at leading companies in the petroleum refining and specialty chemicals markets.
Mr. Go currently serves as Chief Executive Officer of the general partner of Calumet Specialty Products Partners, L.P., a position he has held since January 2016. Prior to joining Calumet, Mr. Go served as Vice President, Operations of Flint Hills Resources, LP, a wholly owned subsidiary of Koch Industries, Inc., from July 2012 through September 2015 and as Vice President, Operations Excellence of Flint Hills Resources, LP from June 2011 through July 2013. Mr. Go served as Managing Director, Operations Excellence from August 2008 through 2011 of Koch Industries, Inc. Prior to joining Koch Industries, Mr. Go held various roles of increasing responsibility in downstream operations during his 18 years at ExxonMobil Corporation.
“We are excited that Tim will be joining our executive leadership team,” said Michael Jennings, Chief Executive Officer and President of HollyFrontier. “Tim’s focus on operational execution and excellence across our U.S. refining system and his track record of business improvement and value creation will help to advance our business strategies as we build for the future. We look forward to Tim’s arrival in July.”
About HollyFrontier Corporation:
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier owns and operates refineries located in Kansas, Oklahoma, New Mexico, Wyoming and Utah and markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. In addition, HollyFrontier produces base oils and other specialized lubricants in the U.S., Canada and the Netherlands, and exports products to more than 80 countries. HollyFrontier also owns a 57% limited partner interest and a non-economic general partner interest in Holly Energy Partners, L.P., a master limited partnership that provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier.
HollyFrontier Corporation
Craig Biery, 214-954-6510
Director, Investor Relations
or
Trey Schonter, 214-954-6510
Investor Relations